Exhibit 5.1

May 13, 2019

SMTC Corporation
7050 Woodbine Ave., Suite 300
Markham, Ontario, Canada L3R 4G8

Re:	Post-Effective Amendments to Registration Statement on Form S-8 of Shares of Common Stock, par value $0.01 per share, of SMTC Corporation (the “Company”)

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of the Post-Effective Amendment No. 1 to Registration Statement No. 333-231434 and Post-Effective Amendment No. 1 to Registration Statement No. 333-204756 (together, the “Post-Effective Amendments”) under the Securities Act of 1933, as amended (the “Securities Act”), which you are filing with the Securities and Exchange Commission (the “Commission”) with respect to the Prior Plan Shares (as defined below) authorized for issuance under the 2019 Plan (as defined below).

On May 9, 2019 (the “Effective Date”), the stockholders of SMTC Corporation approved the SMTC Corporation 2019 Incentive Plan (the “2019 Plan”). The total number of shares of common stock of SMTC Corporation, par value $0.01 per share, authorized for issuance under the 2019 Plan includes, in addition to 3,000,000 new shares (registered on a new registration statement on Form S-8), the number of undelivered shares subject to outstanding awards under the Registrant’s 2010 Incentive Plan as of the Effective Date that subsequently cease to be subject to such awards (other than by exercise or settlement of such awards in shares), which shares then become available for future awards under the 2019 Plan as provided for under the 2019 Plan (the “Prior Plan Shares”).

We have examined the Post-Effective Amendments and such documents and records of SMTC Corporation as we have deemed necessary for the purposes of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any original issuance Prior Plan Shares that may be issued pursuant to the 2019 Plan have been duly authorized and that, upon the due execution by SMTC Corporation of any certificates representing the Prior Plan Shares, the registration by its registrar of such Prior Plan Shares and the sale thereof by SMTC Corporation in accordance with the terms of the 2019 Plan, and the receipt of consideration therefor in accordance with the terms of the 2019 Plan, such Prior Plan Shares will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendments. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Perkins Coie LLP